EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                                 For Quarter Ended
                                                      ----------------------------------------

                                                      September 30, 2001    September 30, 2000
                                                      ------------------    ------------------
Number of shares on which basic
     earnings per share is calculated:

Average outstanding during period                        1,731,803,226          1,758,139,220

Add - Incremental shares under stock
     compensation plans                                     33,463,198             48,576,513

Add - Incremental shares associated
     with put options                                           14,818                     --

Add- Incremental shares associated
     with contingently issuable shares                       2,585,941              3,075,978
                                                        --------------        ---------------

Number of shares on which diluted
     earnings per share is calculated                    1,767,867,183          1,809,791,711
                                                        ==============        ===============

Net income applicable to common
     shareholders (millions)                            $        1,595        $         1,958

Less - net income applicable to
     contingently issuable shares (millions)                         7                     (2)
                                                        --------------        ---------------

Net income on which diluted
     earnings per share is calculated (millions)        $        1,588        $         1,960
                                                        ==============        ===============

Earnings per share of common stock:

     Assuming dilution                                  $         0.90        $          1.08

     Basic                                              $         0.92        $          1.11

      Stock options to purchase 95,617,180 shares and 26,387,801 shares were outstanding as of September 30, 2001 and 2000, respectively, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the three months ended September 30, 2000.

                        COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE - (CONTINUED)
                                   (UNAUDITED)

                                                           For Nine Months Ended
                                                  ----------------------------------------

                                                  September 30, 2001    September 30, 2000
                                                  ------------------    ------------------
Number of shares on which basic
     earnings per share is calculated:

Average outstanding during period                    1,736,990,964         1,767,648,237

Add - Incremental shares under stock
     compensation plans                                 36,931,206            49,501,729

Add - Incremental shares associated
     with put options                                       12,638                    --

Add - Incremental shares associated
     with contingently issuable shares                   1,702,963             2,131,485
                                                    --------------        --------------

Number of shares on which diluted
     earnings per share is calculated                1,775,637,771         1,819,281,451
                                                    ==============        ==============

Net income applicable to common
      shareholders (millions)                       $        5,380        $        5,408

Less - net income applicable to
     contingently issuable shares (millions)                     4                     7
                                                    --------------        --------------

Net income on which diluted earnings
       per share is calculated (millions)           $        5,376        $        5,401
                                                    ==============        ==============

Earnings per share of common stock:

     Assuming dilution                              $         3.03        $         2.97

     Basic                                          $         3.10        $         3.06

      Stock options to purchase 73,095,141 shares as of September 30, 2001 and 25,157,800 shares as of September 30, 2000 were outstanding, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $10 million for the nine months ended September 30, 2001 and $15 million for the nine months ended September 30, 2000.


                                     - 25 -